Exhibit 10.1

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is entered into by and between Kenneth M. Tholan (“Tholan”) and Team, Inc. (“Company”) effective September 23, 2004 (the “Effective Date”).

WHEREAS, Tholan is the president and a long time employee of the Company and has made critical contributions during the period of his employment toward the Company’s present success; and,

WHEREAS, the Company desires that Tholan continue as an employee of the Company at least through the fiscal year ending May 31, 2007 and Tholan has indicated that he presently intends to do so although neither Tholan nor the Company are under any legal obligation to the other to continue such employment for any fixed period of time;

WHEREAS, the Company wishes to provide a special additional incentive for Tholan to assist the Company in attaining its financial performance goals during the next three fiscal years by awarding Tholan 15,000 restricted Shares of its common stock pursuant to the Team, Inc. 2004 Restricted Stock Option and Award Plan.

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:

1. Definitions. For purposes of this Agreement the following terms shall have the meanings set forth below:

1.1 “Change of Control” means the occurrence of any of the following: (i) Team, Inc. merges or consolidates with any other entity other than a merger or consolidation of Team, Inc. which would result in the Voting Stock of Team, Inc. outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the total voting power represented by the voting securities of Team, Inc. or such surviving entity immediately after, (ii) Team, Inc. sells all or substantially all of its assets to any other person or entity or group or persons acting in concert, or (iii) Team, Inc. is dissolved, or if (iv) any third person or entity together with its affiliated or subsidiary entities shall become, directly or indirectly, the Beneficial Owner of at least 30% of the Voting Stock of Team, Inc. or if (v) the individuals who constituted the members of Team, Inc.’s Board of Directors as of the Effective Date (“Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director whose election or nomination or election by Team’s stockholders was approved by a vote of eighty percent (80%) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Team, Inc. in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (v), considered as though such person were a member of the Incumbent Board.

1.2 “Company” means Team, Inc., a Texas corporation.

1.3 “Company’s Auditor” shall mean with respect to each Performance Year the independent certified public accounting firm that shall be appointed to audit the Company’s accounts for such Performance Year.

1.4 “EBIT” means the consolidated earnings of the Company and its subsidiaries before provision for interest and taxes as determined in accordance with GAAP by the Company’s Auditor for each of the Performance Years.

1.5 “FY 05” means the Company’s fiscal year ending May 31, 2005.

1.6 “FY 06” means the Company’s fiscal year ending May 31, 2006.

1.7 “FY 07” means the Company’s fiscal year ending May 31, 2007.

1.8 “Performance Target” means with respect to each Performance Year the following amount of EBIT subject however to the increases or decreases thereof from time to time as provided in Section 4 hereof:

	FY05	FY06	FY07
EBIT	$13,411,000	$23,000,000	$26,300,000

1.9 “Performance Year” means each of the Company’s Fiscal Years ending May 31, 2005, 2006 and 2007.

1.10 “Shares” means the common shares, $0.30 par value, of Team, Inc.

1.11 “Tholan” means Kenneth M. Tholan.

1.12 “Vest” means Tholan’s ownership in Shares becomes unqualified and absolute.

1.13 “Vested Shares” means shares in which Tholan’s ownership has become absolute.

1.14 “Vesting Date” shall mean May 31 of each Performance Year provided that Tholan is employed by the Company as of such date. Even though the actual number of Shares that vest will not be known with respect to any performance Year until the Company’s Auditor completes their determination of EBIT with respect to such year, those Shares will nevertheless vest as of the Vesting Date.

2. Award of Restricted Shares. Pursuant to the authorization and approval of the Company’s Board of Directors on September 23, 2004, Tholan is hereby awarded 15,000 Restricted Shares, subject to the terms and restrictions of the Agreement. Although the Shares will be issued in Tholan’s name, the Shares are subject to forfeiture as provided herein until the Shares become Vested.

3. Vesting. Subject to the condition that Tholan be employed by the Company, the number of Shares that shall Vest in Tholan as of each such Vesting Date shall be determined by applying Section 3.1 below as to each current Performance Year and then by applying Section 3.2 below to make any potential adjustments to a prior Performance Year. The total Vested Shares are the sum of the Primary Vesting under Section 3.1 and the adjusted shares after any catch-up in Section 3.2 below.

3.1 Primary Vesting.

(a)	For each Performance Year during which the Company has EBIT that is equal to or greater than 100% of the Performance Target for such Performance Year, 5,000 Shares shall Vest as of May 31 of such year.

(b)	For each Performance Year during which the Company has EBIT that is equal to or greater than 90% (but less than 100%) of the Performance Target for such Performance Year, 2,500 Shares shall Vest as of May 31 of such year.

(c)	For each Performance Year during which the Company has EBIT that is equal to or greater than 80% (but less than 90%) of the Performance Target for such Performance Year, 1,250 Shares shall Vest as of May 31 of such year.

3.2 Catch-up Vesting.

(a)	if less than 5,000 Shares have Vested in Performance Year 2005 under Section 3.1 above, and (i) the sum of the EBIT for Performance Years 2005 and 2006 is at least equal to the sum of the Performance Targets for those two years or (ii) the sum of the EBIT for Performance Years 2005, 2006 and 2007 is at least equal to the sum of the Performance Targets for those three years – then the number of Vested Shares for Performance Year 2005 shall be 5,000.

(b)	if less than 5,000 Shares have Vested in Performance Year 2005 under Section 3.1 above, and (i) the sum of the EBIT for Performance Years 2005 and 2006 is less than 100% but equal to or greater than 90% of the sum of the Performance Targets for those two years or (ii) the sum of the EBIT for Performance Years 2005, 2006 and 2007 is less than 100% but equal to or greater than 90% of the sum of the Performance Targets for those three years – then the number of Vested Shares for Performance Year 2005 shall be 2,500.

(c)	if less than 5,000 Shares have Vested in Performance Year 2006 under Section 3.1 above, and the sum of the EBIT for Performance Years 2006 and 2007 is at least equal to the sum of the Performance Targets for those two years, then the number of Vested Shares for Performance Year 2006 shall be 5,000.

(d)	if less than 5,000 Shares have Vested in Performance Year 2006 under Section 3.1 above, and the sum of the EBIT for Performance Years 2006 and 2007 is less than 100% but equal to or greater than 90% of the sum of the Performance Targets for those two years, then the number of Vested Shares for Performance Year 2006 shall be 2,500.

3.3 Maximum Vesting. Notwithstanding anything to the contrary contained herein, the maximum number of Shares that can Vest pursuant to this Agreement shall be 15,000 Shares.

3.4 Accelerated Vesting. Notwithstanding the preceding provisions of Section 3 above, in the event of the occurrence of a “Change of Control” as defined above while Tholan is employed by the Company, all 15,000 Shares covered by this Agreement shall thereupon become Vested without further action.

3.5 Forfeitures. In the event that Tholan ceases to be an employee of the Company prior to the date that all 15,000 Shares become vested, Tholan shall forfeit the right to receive any Shares that shall not have become Vested as of the date that his employment with the Company is terminated and all Shares that are not vested shall thereupon be cancelled.

4. Adjustment to Performance Targets. In the event that the Company disposes of a subsidiary corporation or other business entity during any Performance Year, a prospective adjustment shall be made to reduce the Performance Target for the Performance Year during which such disposition occurs and for subsequent Performance Years by the amount of the EBIT that such subsidiary or other entity had during the fiscal year that immediately precedes the fiscal year during which such disposition occurs. In the event that the Company acquires a subsidiary or other business entity during any Performance Year, the then existing Performance Target shall be increased for such Performance Year and each Performance Year thereafter by the product of the amount of the EBIT of such subsidiary or other entity for the fiscal year that immediately precedes the date of such acquisition multiplied times that percentage of each Performance Year during which such subsidiary or other entity is owned by the Company. The Company’s Auditor’s determinations of EBIT with respect to each Performance Year shall be final and binding on the Company and Tholan.

5. Stock Certificates, Dividends, and Voting of Restricted Shares. Shares granted pursuant to this Agreement shall be represented by a stock certificate registered in Tholan’s name. The certificate for Shares shall be retained by the Company until the Shares represented by such certificate either Vest or are forfeited. Prior to Vesting, Tholan shall have the right to receive any dividends distributed with respect to the Shares, to vote the Shares, and to enjoy all other stockholder rights, except that (i) Tholan shall not be entitled to delivery of stock certificates representing said Shares until such Shares have Vested, (ii) Company shall retain custody of the certificates for the Shares until they have vested, (iii) Tholan may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Shares until the Shares have Vested. As and when the Shares Vest pursuant to this Agreement, a stock certificate for the number of Shares that have vested shall be delivered to Tholan and none of the restrictions set forth in this Agreement shall thereafter apply to the Vested Shares.

6. Miscellaneous.

6.1 No Employment Rights Conferred.

(a)	The Company. Nothing contained in this Agreement shall (i) confer upon Tholan any right with respect to continuation of employment with the Company or (ii) interfere in any way with the right of the Company to terminate Tholan’s employment at any time.

(b)	Tholan. Nothing contained in this Agreement shall be deemed to (i) require that Tholan continue his employment with the Company for any specific period of time or (ii) interfere in any way with the right of Tholan to terminate his employment with the Company at any time.

6.2 Other Laws; Tax Withholding. The Company shall not be obligated to deliver any restricted Shares pursuant to this Award that are not registered under the securities laws unless such Shares can be legally issued in the opinion of counsel to the Company without registration under the Securities Act of 1933, as amended, and applicable state securities laws. In connection with this Award, the Company shall have the right to deduct from Tholan’s salary any taxes required by law to be withheld and/or to require payments from Tholan to enable the Company to satisfy its respective tax withholding obligations with respect to Tholan. In addition, the Company shall have the right to require Tholan to pay to the Company the amount of withholding taxes required to be withheld by the Company with respect to Tholan and in turn paid over to the U.S. Internal Revenue Service.

6.3 No Restriction on Corporate Action. Nothing contained in this Award shall be construed to prevent the Company from taking any corporate action which is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on Tholan and Tholan shall not have any claim against the Company as a result of any such action.

6.4 Governing Law. This Award shall be construed in accordance with the laws of the State of Texas.

6.5 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Company:	Team, Inc.
PO Box 123
Alvin, TX 75011-0123

If to Tholan:	Mr. Kenneth M. Tholan
3503 Pickering Lane
Pearland, TX 77584

6.6 Arbitration. Any controversy or claim arising pursuant to this Agreement shall be submitted to and resolved by a single arbitrator (the “Arbitrator”) who shall be selected by the Houston, Texas office of the American Arbitration Association. The arbitration proceeding will be conducted pursuant to the then current commercial rules of the American Arbitration Association. The arbitration proceeding shall be held in Houston, Texas unless the parties to the arbitration proceeding agree in writing to the contrary. The determination of the Arbitrator shall be conclusive upon the parties to the arbitration and the parties to the arbitration agree to act in compliance therewith, and judgment upon the same may be entered in any court having jurisdiction thereof. The Arbitrator shall give written notice to the parties to the arbitration stating the Arbitrator’s determination and shall furnish to each party to the arbitration a signed copy of such determination. In addition:

(a)	The Arbitrator, as expeditiously as reasonably possible, shall reach and render a written decision with respect to any conflict submitted to it as contemplated hereby, and such decision shall be final and binding upon all interested parties; and

(b)	All reasonable arbitration fees, costs and expenses, including reasonably attorneys fees (collectively, “Arbitration Costs”), shall be paid in accordance with the decision of the Arbitrator unless such decision is silent as to Arbitration Costs, in which event the nonprevailing party shall pay all Arbitration Costs incurred by all Parties in connection with such arbitration proceeding.

Notwithstanding anything in this Section 6.6 to the contrary, each Party shall be entitled to seek injunctive or other equitable relief in any court of competent jurisdiction located in Brazoria County, Texas, without first seeking or obtaining any decision of the Arbitrator, even if a similar or related matter has already been referred to arbitration in accordance with the terms of this Section. With respect to any such action seeking injunctive or other equitable relief, each Party hereto, by its/his execution hereof (i) hereby irrevocably submits to the exclusive jurisdiction of the District Court of Brazoria County, Texas or the United States District Court for the Southern District of Texas, and (ii) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding, any claim that such Party is not subject personally to the jurisdiction of the above-named courts, that any such proceeding brought in one of the above-named courts is brought in an inconvenient forum, that the venue of any such proceeding brought in one of the above-named courts is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such court. Each Party agrees that it/he may be served by any method of process described in the Texas or Federal Rules of Civil Procedure, as the case may be.

EXECUTED on this the 20th day of November, 2004 to be effective as of the Effective Date.

TEAM, INC.

By:	/s/ Philip J. Hawk
PHILIP J. HAWK, CHAIRMAN

/s/ Kenneth M. Tholan
KENNETH M. THOLAN